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                             Tuscarora Incorporated
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

<Caption
                                      Three Months Ended                       Six Months Ended
                                February 28,        February 29,        February 28,        February 29,
                                    1997                1996                1997                1996
                                ------------        ------------        ------------        ------------
                                                 (In thousands, except per share data)
PRIMARY
   Weighted average number of
     shares of Common Stock
     outstanding                   9,449                9,362               9,437                9,317
   Net effect of dilutive stock
     options - based on the
     treasury stock method using
     average market price
                                     196                  185                 213                  190
                                   -----                -----               -----                -----

           TOTAL                   9,645                9,547               9,650                9,507
                                   =====                =====               =====                =====

   Net income                      2,074                1,987               5,765                5,141
                                   =====                =====               =====                =====

   Per share amount                $ .22                $ .21               $ .60                $ .54
                                   =====                =====               =====                =====


FULLY DILUTED
   Weighted average number of
     shares of Common Stock
     outstanding                   9,449                9,362               9,437                9,317
   Net effect of dilutive stock
     options - based on the
     treasury stock method using
     greater of average market
     price or closing market price   196                  191                 213                  191
                                   -----                -----               -----                -----

           TOTAL                   9,645                9,553               9,650                9,508
                                   =====                =====               =====                =====

   Net income                      2,074                1,987               5,765                5,141
                                   =====                =====               =====                =====

   Per share amount                $ .22                $ .21               $ .60                $ .54
                                   =====                =====               =====                =====


The per share and share numbers for the three and six month periods ended February 29, 1996 have been adjusted to reflect the 50% share distribution declared on December 18, 1996 payable on January 13, 1997 to holders of record on December 27, 1996.